Exhibit 10.13

FIRST CAPITAL BANCORP

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR

GARY L. ARMSTRONG

Effective February 1, 2011

INTRODUCTION

This Supplemental Executive Retirement Plan Agreement (the “Agreement”) is between First Capital Bancorp (the “Company”) and Gary L.Armstrong (the “Participant”), and is effective February 1, 2011.

The Company desires to provide an unfunded, nonqualified supplemental retirement benefit to the Participant, who is a select management and highly compensated employee who contributes materially to the long-term stability and financial success of the Company. Benefits under this Agreement are intended to supplement benefits under the Company’s tax-qualified retirement plan. The Board has determined that the benefits to be paid to the Participant constitute reasonable compensation for the services to be rendered by the Participant.

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01 Beneficiary. The person, persons, entity, entities or the estate of a Participant entitled to receive benefits under the Agreement in accordance with a properly completed beneficiary designation form. If a Participant fails to complete a beneficiary designation form, or the form is incomplete, Beneficiary means the Participant’s surviving spouse if he is married as of his date of death; otherwise, the Participant’s estate. A Participant may amend or change his Beneficiary designation in accordance with procedures established by the Board.

1.02 Board. The Board of Directors of the Company.

1.03 Cause. Dishonesty, fraud, misconduct, gross incompetence, gross negligence, breach of a material fiduciary duty, material breach of an agreement with the Company, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Company, which determination shall be binding. Notwithstanding the foregoing, if “Cause” is defined in an employment agreement between the Insured and the Company, “Cause” shall have the meaning assigned to it in such agreement.

1.04 Committee. The Compensation Committee of the Company’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of administering and determiningParticipant eligibility under the Agreement.

1.05 Code. The Internal Revenue Code of 1986, as amended.

1.06 Company. First Capital Bankcorp and its successors and assigns.

1.07 Disability. A Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

1.08 Key Employee. Any Participant who, with respect to a publicly-traded company, is (i) one of the top-fifty most highly compensated officers with annual compensation in excess of $130,000 (as adjusted from time to time by Treasury regulations); (ii) a five percent owner of the Company; or (iii) a one percent owner of the Company with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury regulations).

1.09 Retirement. Separation from service with the Company on or after age 65.

ARTICLE II

PARTICIPATION

A Participant’s participation in the Agreement shall begin as of the date specified by the Committee. An individual shall remain a Participant until his designation as a Participant has been revoked or rescinded.

ARTICLE III

BENEFITS

3.01 Retirement Benefit. Upon Retirement, a Participant shall be entitled to a Retirement benefit equal to $250,000, payable in a single lump sum, except as otherwise provided in this Article III.

3.02 Timing of Payment. The payment of any benefit under this Article shall be made as of the first business day of the month following the date of the Participant’s separation from service; provided, however, that payment to a Key Employee upon a separation from service other than for death shall not be made until the first business day of the seventh month following such separation.

3.03 Vesting. The Participant’s Retirement benefit shall vest on the date the Participant attains age 60, provided the Participant remains in full-time employment with the Company on such date.

3.04 Involuntary Termination of Employment. If the Participant’s employment is involuntarily terminated by the Company without Cause, the Participant shall become fully vested in and entitled to payment of the Retirement benefit.

3.05 Disability. If a Participant terminates employment with the Company due to Disability, he shall be entitled to receive his vested Retirement benefit as determined pursuant to the vesting schedule in Section 3.02.]

3.06 Death Benefits. In the event of a Participant’s death prior to termination of employment, the Participant shall become fully vested in, and entitled to the payment of the Retirement benefit. Payment shall be made to the Participant’s Beneficiary in a single lump sum commencing within 90 days following the Participant’s death.

ARTICLE IV

GUARANTEES

The Company has only a contractual obligation to pay the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Company which shall remain subject to the claims of its creditors. No assets of the Company need be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Agreement, although, in its sole discretion, the Company may segregate assets, in a trust or otherwise, for the purpose of paying benefits under the Agreement. If the Company, in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Agreement, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Agreement will be forfeited.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.01 No Guarantee of Employment. The Agreement does not in any way limit the right of the Company at any time and for any reason to terminate the Participant’s employment or such Participant’s status as an eligible employee. In no event shall the Agreement, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

5.02 Termination of Employment. A Participant whose employment with the Company is terminated with Cause shall immediately cease to be a Participant under this Agreement and shall forfeit all rights under this Agreement. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment or lost his status as an eligible employee for the duration of such leave of absence, provided he returns to employment on or before the date of the end of the leave period.

ARTICLE VI

AMENDMENT OR TERMINATION OF PLAN

This Agreement may be amended or terminated only by a written instrument executed by both the Participant and the Company. The rights of the Company set forth in this Article VI are subject to the condition that the Board or its delegate shall take no action to terminate the Agreement or decrease the benefit that would become payable or is payable, as the case may be, with respect to a Participant who has become eligible for early, normal or postponed retirement under the Company’s tax-qualified retirement plan. Upon the termination of this Agreement by the Board, the Agreement shall no longer be of any further force or effect, and neither the Company, nor the Participant shall have any further obligation or right under this Agreement. Likewise, the rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the Board shall cease upon such action.

ARTICLE VII’

OTHER BENEFITS AND AGREEMENTS

The benefits provided for the Participant and his Beneficiary under the Agreement are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Agreement shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

ARTICLE VIII

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under the Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If the Participant or Beneficiary under the Agreement should attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.01 General. The Agreement shall be administered by the Committee, in its sole and complete discretion. Subject to the provisions of the Agreement, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Agreement shall be final and conclusive. The Committee in its sole discretion may delegate ministerial duties with respect to the administration of the Agreement to employees of the Company or to third parties.

9.02 Indemnification of the Board. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee related to any shareholder or similar action involving the Agreement, excepting only expenses and liabilities arising out of a member’s own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

9.03 Powers of the Board. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Agreement, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under Agreement section 3.01.

9.04 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

9.05 Claims Procedure. All claims for benefits shall be in writing in a form satisfactory to the Committee. If the Committee wholly or partially denies a Participant’s or Beneficiary’s claim for benefits, the Board shall review the Participant’s claim in accordance with applicable procedures described in the Employee Retirement Income Security Act of 1974.

9.06 Notice Requirement.

Any notice which shall be or may be given under the Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company such notice shall be addressed, to the attention of the Secretary, at:

    First Capital Bancorp

    4222 Cox Road, Suite 200

    Glen Allen, Virginia 23060

If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address on the records of the Company.

9.07 Code Section 409A. To the extent applicable, this Agreement is intended to comply with Code Section 409A, and the Committee shall interpret and administer the Agreement in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Agreement that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including without limitation, any definition, that is required to appear in this Agreement under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of payment of the benefits provided for under this Agreement shall be revised as necessary for compliance with Code Section 409A.

ARTICLE X

MISCELLANEOUS

10.1 Binding Nature. The Agreement shall be binding upon the Company and its successors and assigns; subject to the powers set forth in Article VI, and upon the Participant, the Beneficiary, and either of their assigns, heirs, executors and administrators.

10.2 Governing Law. To the extent not preempted by federal law, the Agreement shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

10.03 Construction. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

ARTICLE XI

ADOPTION

As evidence of its adoption of the Agreement, the Company and the Participant have caused this document to be signed this 1st day of February 2011.

FIRST CAPITAL BANCORP

By:	/s/ John M. Presley

Its:	Managing Director & CEO

PARTICIPANT

/s/ Gary Armstrong

By:	Gary L. Armstrong